Exhibit 99.1

Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:
Rick Mills, SVP & Chief Financial Officer
Phone: (716) 635-5000
Email: wmills@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding Corporation Reports

Third Quarter 2012 Results

•	Third quarter net sales of $538.4 million; Gasoline sales increased 6.9% to $50.9 million

•	Generated $79.5 million in cash from operations during the 40-week period ended October 6, 2012, an increase of 54.5% from the prior-year period

•	Completed the acquisition of 21 supermarkets in Upstate New York and Vermont

WILLIAMSVILLE, NY, November 19, 2012 – Tops Holding Corporation (“Tops” or the “Company”), the parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer with 145 corporate and 5 franchise locations serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the third quarter of fiscal 2012 (12-week period ended October 6, 2012). The results include approximately one week of sales from the 21 supermarkets that were acquired from GU Markets LLC (“GU Markets”).

“In the third quarter we executed on many of our initiatives by effectively controlling our expenses and making strategic investments in store upgrades to improve the customer experience,” stated Frank Curci, Tops President and CEO. “We also continued to drive customer loyalty with our gas rewards program which saw a measurable increase in participation.”

Commenting on the recent acquisition, Mr. Curci stated, “We successfully expanded our footprint with the acquisition of 21 supermarkets in Upstate New York and Vermont. This acquisition is a natural fit to our strong existing store portfolio and creates opportunities with a new supermarket base while requiring minimal incremental administrative expenses.”

Third quarter 2012 financial results

Net sales of $538.4 million in the third quarter of fiscal 2012 were consistent with the third quarter of fiscal 2011 (12-week period ended October 8, 2011).

Inside sales of $487.5 million were down 0.7%, or $3.4 million, from the 2011 third quarter, and reflect a 1.3% decrease in same store sales and the impact of the sale or closure of five of the acquired Penn Traffic supermarkets during the second half of 2011 and early January 2012 that contributed inside sales of $3.5 million during the prior-year period. The decrease in same store sales was largely the result of a significant decline in pharmacy sales due to the recent conversion of certain drugs from name brand only to having generic equivalents. This conversion had an estimated 75 basis points, or $3.7 million, impact on same store sales. The 21 acquired locations contributed $2.0 million to inside sales during the recent third quarter.

Tops Holding Corporation Reports Third Quarter 2012 Results

November 19, 2012

Gasoline sales increased 6.9%, or $3.3 million, to $50.9 million in the third quarter of 2012 from the prior-year period due to a 5.2% increase in the number of gallons sold, primarily due to the addition of six new fuel stations since August 2011. Additionally, gasoline sales reflect a 1.6% increase in the retail price per gallon.

Gross profit for the third quarter was $149.9 million, or 27.8% of net sales, compared with $152.9 million, or 28.4% of net sales, in the 2011 third quarter. The 60 basis point decrease in margin was mainly due to higher customer participation in our fuel rewards program, as well as reduced gasoline margins.

Total operating expenses were down slightly to $131.4 million from $132.2 million in the third quarter of 2011 due to the Company’s continued cost containment initiatives and decreased utility costs. These factors were largely offset by an increase in wages, salaries and benefits due to the impact of the ratification of the new Local One union agreements during 2011. Upon ratification of the union agreements, we recorded an adjustment to health and welfare and wage rates during the third quarter of 2011 which resulted in a $2.4 million reduction in expenses. We did not see a similar benefit in our 2012 third quarter results. Operating income for the third quarter was $18.4 million, or 3.4% of net sales, down from $20.7 million, or 3.9% of net sales, in the prior-year period.

Lower capital lease interest expense and reduced ABL Facility borrowings led to a 4.2% decrease in net interest expense to $13.4 million during the third quarter.

Net income for the quarter decreased to $4.7 million from $6.4 million in the 2011 third quarter.

Rick Mills, Senior Vice President and Chief Financial Officer, noted, “We believe we have the right strategies, structure and talent in place to succeed in our markets. We continue to identify additional opportunities to improve efficiencies that will drive operating performance well into the future and translate into sustainable growth with strengthened margins and strong cash generation capabilities.”

Supplemental reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA.

Fiscal 2012 third-quarter EBITDA was $33.9 million, down $2.6 million from $36.5 million in the fiscal 2011 third quarter. Fiscal 2012 third-quarter Adjusted EBITDA was $34.4 million, a decrease from $37.3 million in the fiscal 2011 third quarter.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for reconciliation to GAAP.

40-week period ended October 6, 2012 financial results

For the 40-week period ended October 6, 2012, net sales were $1.81 billion, down $10.2 million, or 0.6%, from the comparable prior-year period. Inside sales decreased 1.3%, or $21.1 million, to $1.64 billion. This decline reflects the sale or closure of five Penn Traffic supermarkets that contributed $25.5 million of inside sales in last year’s period, and a 0.7% decrease in same store sales, largely due to an estimated 44 basis points impact of the aforementioned shift to generic pharmacy drug sales. Gasoline sales increased 6.9% to $169.0 million in the 2012 40-week period, which was attributable to a 4.3% increase in the number of gallons sold, primarily driven by seven new fuel stations since July 2011, and a 2.5% increase in the retail price per gallon.

Gross profit was relatively consistent at $510.1 million in the 40-week period of 2012. As a percentage of net sales, gross margin improved to 28.3%, or 20 basis points over the comparable 2011 period.

Operating income for the 2012 40-week period increased to $61.3 million from $53.2 million in the 2011 period, largely due to a $5.6 million decrease in utility costs and $2.8 million of impairment charges related to the sale of four supermarkets recorded in the prior-year period.

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Tops Holding Corporation Reports Third Quarter 2012 Results

November 19, 2012

The $2.2 million decrease in interest expense was due to a reduction in capital lease interest expense and reduced ABL Facility borrowings. Net income for the 40-week period ended October 6, 2012 increased more than 200% to $14.9 million from $4.6 million in the comparable prior year period.

Strong cash generation

Cash provided by operating activities during the 40-week period ended October 6, 2012 was $79.5 million, an increase of $28.1 million, or 54.5%, from $51.5 million during the 40-week period ended October 8, 2011. The change was largely due to higher cash earnings, as well as an improvement from changes in working capital.

Capital expenditures were $24.9 million and $37.3 million for the first 40-weeks of fiscal 2012 and 2011, respectively, and were largely related to store remodels. The Company expects to invest $35 million to $40 million in capital expenditures during the next 12 months.

Tops Markets completed its acquisition of 21 supermarkets from GU Markets in early October 2012 for $27.4 million.

As of October 6, 2012, the unused availability under the ABL Facility was $80.2 million after giving effect to $14.8 million of letters of credit outstanding thereunder.

Mr. Curci concluded, “We believe our strategic investments have strongly positioned Tops for both short-term and long-term success. As we expand our footprint and increase our number of Tops Xpress and fueling stations, we will continue to strengthen our brand by providing our customers with an exceptional, value-added, one-stop shopping experience.”

Conference Call Details

Tops will host a conference call on Tuesday, November 20, 2012, beginning at 11:00 a.m. Eastern Time. During the call, Frank Curci, President and Chief Executive Officer, Rick Mills, Senior Vice President and Chief Financial Officer, and Kevin Darrington, Chief Operating Officer, will review the financial and operating results for the fiscal 2012 third quarter, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471.

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Tuesday, December 4, 2012. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 401274.

About Tops Holding Corporation

Tops is the parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 145 corporate full-service supermarkets under the banners of Tops, GU Family Markets, Grand Union and Bryants, with an additional 5 supermarkets operated by franchisees. With over 13,000 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements which reflect Tops’ current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or from the results expressed in these forward-looking statements. Some of these risks and uncertainties include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee

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Tops Holding Corporation Reports Third Quarter 2012 Results

November 19, 2012

benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of Tops. Forward-looking statements contained herein speak only as of the date made and Tops undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that we believe are non-recurring in nature and items that are not indicative of future performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net income.

FINANCIAL TABLES FOLLOW.

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Tops Holding Corporation Reports Third Quarter 2012 Results

November 19, 2012

TOPS HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	12-week periods ended
	October 6, 2012	October 8, 2011	$ Change	% Change
Net sales	$538,431	$538,606	$(175)	(0.0)%
Cost of goods sold	(377,477)	(375,211)	(2,266)	(0.6)%
Distribution costs	(11,091)	(10,470)	(621)	(5.9)%

Gross profit	149,863	152,925	(3,062)	(2.0)%
Operating expenses:
Wages, salaries and benefits	(72,334)	(69,691)	(2,643)	(3.8)%
Selling and general expenses	(21,905)	(23,774)	1,869	7.9%
Administrative expenses (inclusive of stock-based compensation expense of $264 and $264)	(17,078)	(17,639)	561	3.2%
Rent expense, net	(4,485)	(4,301)	(184)	(4.3)%
Depreciation and amortization	(12,011)	(12,040)	29	0.2%
Advertising	(3,601)	(3,838)	237	6.2%
Impairment charge	—	(900)	900	100.0%

Total operating expenses	(131,414)	(132,183)	769	0.6%
Operating income	18,449	20,742	(2,293)	(11.1)%
Interest expense, net	(13,406)	(13,997)	591	4.2%

Income before income taxes	5,043	6,745	(1,702)	(25.2)%
Income tax expense	(339)	(305)	(34)	(11.1)%

Net income	$4,704	$6,440	$(1,736)	(27.0)%

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Tops Holding Corporation Reports Third Quarter 2012 Results

November 19, 2012

TOPS HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	40-week periods ended
	October 6, 2012	October 8, 2011	$ Change	% Change
Net sales	$1,805,172	$1,815,379	$(10,207)	(0.6)%
Cost of goods sold	(1,258,698)	(1,271,094)	12,396	1.0%
Distribution costs	(36,369)	(34,026)	(2,343)	(6.9)%

Gross profit	510,105	510,259	(154)	(0.0)%
Operating expenses:
Wages, salaries and benefits	(246,689)	(245,029)	(1,660)	(0.7)%
Selling and general expenses	(74,123)	(80,595)	6,472	8.0%
Administrative expenses (inclusive of stock-based compensation expense of $880 and $876)	(59,491)	(61,141)	1,650	2.7%
Rent expense, net	(14,033)	(14,416)	383	2.7%
Depreciation and amortization	(40,063)	(38,827)	(1,236)	(3.2)%
Advertising	(14,365)	(14,240)	(125)	(0.9)%
Impairment charges	—	(2,791)	2,791	100.0%

Total operating expenses	(448,764)	(457,039)	8,275	1.8%
Operating income	61,341	53,220	8,121	15.3%
Interest expense, net	(45,427)	(47,585)	2,158	4.5%

Income before income taxes	15,914	5,635	10,279	182.4%
Income tax expense	(1,061)	(990)	(71)	(7.2)%

Net income	$14,853	$4,645	$10,208	219.8%

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Tops Holding Corporation Reports Third Quarter 2012 Results

November 19, 2012

TOPS HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	October 6, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$32,275	$19,181
Accounts receivable, net	52,399	55,987
Inventory, net	123,890	115,309
Prepaid expenses and other current assets	14,774	12,990
Income taxes refundable	117	285
Current deferred tax assets	1,971	1,971

Total current assets	225,426	205,723
Property and equipment, net	346,050	358,263
Goodwill	13,409	462
Intangible assets, net	67,700	71,663
Other assets	8,908	11,101

Total assets	$661,493	$647,212

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$69,798	$75,608
Accrued expenses and other current liabilities	86,204	74,677
Current portion of capital lease obligations	13,895	12,701
Current portion of long-term debt	307	434

Total current liabilities	170,204	163,420
Capital lease obligations	151,359	159,814
Long-term debt	350,392	355,240
Other long-term liabilities	27,996	23,893
Non-current deferred tax liabilities	5,273	4,309

Total liabilities	705,224	706,676

Shareholders’ deficit:
Common shares ($0.001 par value; 300,000 authorized shares, 144,776 shares issued & outstanding as of October 6, 2012 and December 31, 2011	—	—
Paid-in capital	(648)	(1,528)
Accumulated deficit	(41,822)	(56,675)
Accumulated other comprehensive loss, net of tax	(1,261)	(1,261)

Total shareholders’ deficit	(43,731)	(59,464)

Total liabilities and shareholders’ deficit	$661,493	$647,212

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Tops Holding Corporation Reports Third Quarter 2012 Results

November 19, 2012

TOPS HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	40-week periods ended
	October 6, 2012	October 8, 2011
Cash flows provided by operating activities:
Net income	$14,853	$4,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,784	51,454
Amortization of deferred financing costs	2,193	2,030
Deferred income taxes	964	959
Share-based compensation expense	880	876
LIFO inventory valuation adjustments	295	1,044
Impairment charges	—	2,791
Other	(429)	584
Changes in operating assets and liabilities:
Decrease in accounts receivable	3,616	232
Increase in inventory, net	(1,518)	(1,678)
Increase in prepaid expenses and other current assets	(1,459)	(1,482)
Decrease in income taxes refundable	168	5
Decrease in accounts payable	(5,690)	(15,260)
Increase in accrued expenses and other current liabilities	9,899	5,927
Increase (decrease) in other long-term liabilities	3,969	(670)

Net cash provided by operating activities	79,525	51,457

Cash flows used in investing activities:
Acquisition of Grand Union supermarkets	(27,359)	—
Cash paid for property and equipment	(24,892)	(37,348)
Proceeds from insurable loss recovery	1,150	50
Proceeds from sale of assets	—	1,250

Net cash used in investing activities	(51,101)	(36,048)

Cash flows used in financing activities:
Borrowings on ABL Facility	66,600	454,500
Repayments on ABL Facility	(71,600)	(459,500)
Principal payments on capital leases	(9,850)	(8,426)
Repayments of long-term debt borrowings	(360)	(327)
Change in bank overdraft position	(120)	339
Deferred financing costs incurred	—	(57)

Net cash used in financing activities	(15,330)	(13,471)

Net increase in cash and cash equivalents	13,094	1,938
Cash and cash equivalents—beginning of period	19,181	17,419

Cash and cash equivalents—end of period	$32,275	$19,357

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Tops Holding Corporation Reports Third Quarter 2012 Results

November 19, 2012

TOPS HOLDING CORPORATION

RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	12-week periods ended		40-week periods ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
Net income	$4,704	$6,440	$14,853	$4,645
Depreciation and amortization	15,453	15,725	51,784	51,454
Interest expense	13,406	13,997	45,427	47,585
Income tax expense	339	305	1,061	990

EBITDA	33,902	36,467	113,125	104,674

Adjustments to EBITDA:
Penn Traffic settlement (a)	(1,183)	—	(1,183)	—
Excess distribution transition expenses (b)	528	—	1,176	—
LIFO inventory valuation adjustments (c)	(499)	(1,117)	295	1,044
Share-based compensation expense (d)	411	410	1,363	1,360
Closed store expense (e)	350	—	350
Grand Union acquisition costs (f)	285	—	1,030	—
FTC review costs (g)	—	139	138	676
Impairment charges (h)	—	900	—	2,791
Insurance gain (i)	—	—	(952)	—
Other	572	510	401	1,229

Total adjustments to EBITDA	464	842	2,618	7,100

Adjusted EBITDA	$34,366	$37,309	$115,743	$111,774

Notes:

(a)	Reversal of a liability related to the transition services agreement following the acquisition of the Penn Traffic supermarkets in 2010.
(b)	One-time C&S labor costs in connection with an IT system conversion and the transition of warehousing and distribution activities between two locations as part of a collective bargaining agreement between C&S and its union employees that service our supermarkets.
(c)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.
(d)	Non-cash or one-time compensation costs related to stock option grants.
(e)	Lease termination expense associated with a supermarket closed during 2012.
(f)	One-time legal and professional fees incurred in connection with the Grand Union acquisition.
(g)	Legal and professional fees incurred in connection with the FTC’s review of the acquired Penn Traffic supermarkets.
(h)	As a result of the sale of three supermarkets during late July and early August 2011, the Company recorded a $1.9 million impairment. During November 2011, the Company executed an agreement to sell the remaining supermarket acquired from Penn Traffic subject to the Final Order from the FTC. As a result of the potential sale, the Company recorded a $0.9 million impairment.
(i)	Excess of realized insurance proceeds over recorded losses related to flood damage at a Company supermarket.

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